Exhibit 10.21

Silicon Valley Bank

Amended and Restated Loan and Security Agreement

Borrowers:	ZTI Merger Subsidiary III, Inc.
(formerly known as Zhone Technologies, Inc.)

Zhone Technologies, Inc.
(formerly known as Tellium, Inc.)

Address:	7001 Oakport St.
Oakland, California 94621

Date:	February 24, 2004

THIS AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (“Loan Agreement” or “Agreement”) is entered into on the above date between SILICON VALLEY BANK (“Silicon”), whose address is 3003 Tasman Drive, Santa Clara, California 95054 and the borrowers named above (jointly and severally, the “Borrower”), whose chief executive office is located at the above address (“Borrower’s Address”). The Schedule to this Agreement (the “Schedule”) shall for all purposes be deemed to be a part of this Agreement, and the same is an integral part of this Agreement. (Definitions of certain terms used in this Agreement are set forth in Section 8 below.)

This Loan Agreement amends and restates in its entirety the Loan and Security Agreement between Silicon and ZTI Merger Subsidiary III, Inc. dated as of December 30, 2002 (as previously amended, the “Prior Loan Agreement”), in order to add Zhone Technologies, Inc. as a Borrower thereunder, and to modify the terms of the Prior Loan Agreement as herein set forth.

1. LOANS.

1.1 Loans. Silicon will make loans to Borrower (the “Loans”), in amounts up to the amounts (the “Credit Limit”) shown on the Schedule, provided no Default or Event of Default has occurred and is continuing.

1.2 Interest. All Loans and all other monetary Obligations shall bear interest at the rate shown on the Schedule, except where expressly set forth to the contrary in this Agreement. Interest shall be payable monthly, on the last day of the month. Interest may, in Silicon’s discretion, be charged to Borrower’s loan account, and the same shall thereafter bear interest at the same rate as the other Loans. Silicon may, in its discretion, charge interest to Borrower’s Deposit Accounts maintained with Silicon.

1.3 Overadvances. If at any time or for any reason the total of all outstanding Loans and all other monetary Obligations under or in connection with this Agreement exceeds the Credit Limit (an “Overadvance”), Borrower shall pay the amount of the excess to Silicon, within one Business Day following notice thereof from Silicon to Borrower. Without limiting Borrower’s obligation to repay to Silicon the amount of any Overadvance, Borrower agrees to pay Silicon interest on the outstanding amount of any Overadvance, on demand, at the Default Rate.

1.4 Fees. Borrower shall pay Silicon the fees shown on the Schedule, which are in addition to all interest and other sums payable to Silicon and are not refundable.

1.5 Loan Requests. To obtain a Loan, Borrower shall make a request to Silicon by facsimile or telephone. Loan requests received after 12:00 Noon will not be considered by Silicon until the next Business Day. Silicon may rely on any telephone request for a Loan given by a person whom Silicon believes is an authorized representative of Borrower, and Borrower will indemnify Silicon for any loss Silicon suffers as a result of that reliance.

1.6 Letters of Credit. At the request of Borrower, Silicon may, in its good faith business judgment, issue or arrange for the issuance of letters of credit for the account of Borrower, in each case in form and substance satisfactory to Silicon in its sole discretion (collectively, “Letters of Credit”). Letters of Credit issued under the Prior Loan Agreement constitute “Letters of Credit” for all purposes of this Agreement and shall be governed by this Agreement. The aggregate face amount of all Letters of Credit from time to time outstanding shall not exceed the amount shown on the Schedule (the “Letter of Credit Sublimit”), and shall be reserved against Loans which would otherwise be available hereunder, and in the event at any time there are insufficient Loans available to Borrower for such reserve, Borrower shall deposit and maintain with Silicon cash collateral in an amount at all times equal to such deficiency, which shall be held as Collateral for all purposes of this Agreement. Borrower shall pay all bank charges (including charges of Silicon) for the issuance of Letters of Credit, together with the customary fee Silicon’s letter of credit department shall charge in connection with the issuance of the Letters of Credit (which shall be 1.5% per annum). Any payment by Silicon under or in connection with a Letter of Credit shall constitute a Loan hereunder on the date such payment is made. Each Letter of Credit shall have an expiry date not more than one hundred and eighty days days after the Maturity Date, but Borrower’s obligation to reimburse Silicon for any sums due on or in connection with the Letters of Credit outstanding after the Maturity Date will be secured by cash on terms acceptable to Silicon at all times after the Maturity Date. Borrower hereby agrees to indemnify and hold Silicon harmless from any loss, cost, expense, or liability, including payments made by Silicon, expenses, and reasonable attorneys’ fees incurred by Silicon arising out of or in connection with any Letters of Credit other than those arising from Silicon’s gross negligence or wilful misconduct. Borrower agrees to be bound by Silicon’s interpretations of any Letter of Credit issued by Silicon for Borrower’s account, and Borrower understands and agrees that Silicon shall not be liable for any error, negligence, or mistake, whether of omission or commission, in following Borrower’s instructions or those contained in the Letters of Credit or any modifications, amendments, or supplements thereto. The provisions of this Loan Agreement, as it pertains to Letters of Credit, and any other Loan Documents relating to Letters of Credit are cumulative.

2. SECURITY INTEREST.

To secure the payment and performance of all of the Obligations when due, Borrower hereby grants to Silicon a security interest in all of the following (collectively, the “Collateral”): all right, title and interest of Borrower in and to all of the following, whether now owned or hereafter arising or acquired and wherever located: all Accounts; all Inventory; all Equipment; all Deposit Accounts; all General Intangibles (including without limitation all Intellectual Property); all Investment Property; all Other Property; and any and all claims, rights and interests in any of the above, and all guaranties and security for any of the above, and all substitutions and replacements for, additions, accessions, attachments, accessories, and improvements to, and proceeds (including proceeds of any insurance policies, proceeds of proceeds and claims against third parties) of, any and all of the above, and all Borrower’s books relating to any and all of the above.

Notwithstanding the foregoing, the security interest granted herein does not extend to, and the term “Collateral” does not include, the following: (A) more than 65% of the presently existing and hereafter arising issued and outstanding shares of capital stock owned by Borrower of any foreign subsidiary which shares entitle the holder thereof to vote for directors or any other matter; and (B) any license or rights under any contract or rights as lessee of any equipment or software, to the extent that (i) the grant of a security interest therein would be contrary to applicable law, or (ii) such license or contract or lease prohibits the grant of a security interest therein (but only to the extent such prohibition is enforceable under applicable law). Except as disclosed on Exhibit 1 hereto, Borrower represents and warrants to Silicon that it is not presently a party to, nor is it bound by, any material in-bound software license relating to its SLMS, access node or IMACS product lines (which Borrower represents are all of its material product lines) which prohibits Borrower from granting a security interest therein to Silicon (to the extent such prohibition is enforceable under applicable law). Borrower shall not, hereafter, without Silicon’s prior written consent, enter into any material in-bound software license relating to its SLMS, access node or IMACAS product lines which prohibits Borrower from granting a security interest therein to Silicon (to the extent such prohibition is enforceable under applicable law), unless Borrower uses commercially reasonable efforts to have such prohibition removed, and in the event Borrower is not successful in having such prohibition removed, Borrower shall give prompt written notice thereof to Silicon.

3. REPRESENTATIONS, WARRANTIES AND COVENANTS OF BORROWER.

In order to induce Silicon to enter into this Agreement and to make Loans, Borrower represents and warrants to Silicon as follows, and Borrower covenants that the following representations will continue to be true, and that Borrower will at all times comply with all of the following covenants, throughout the term of this Agreement and until all Obligations (other than contingent indemnification obligations) have been paid and performed in full:

3.1 Corporate Existence and Authority. Borrower is and will continue to be, duly organized, validly existing and in good standing under the laws of the State of Delaware. Borrower is and will continue to be qualified and licensed to do business in all jurisdictions in which any failure to do so would reasonably be expected to result in a Material Adverse Change. The execution, delivery and performance by Borrower of this Agreement, and all other documents contemplated hereby (i) have been duly and validly authorized, (ii) are enforceable against Borrower in accordance with their terms (except as enforcement may be limited by equitable principles and by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to creditors’ rights generally), and (iii) do not violate Borrower’s Certificate of Incorporation, or Borrower’s by-laws, or any law or any material agreement or instrument which is binding upon Borrower or its property, and (iv) do not constitute grounds for acceleration of any material indebtedness or obligation under any agreement or instrument which is binding upon Borrower or its property.

3.2 Name; Trade Names and Styles. The name of Borrower set forth in the heading to this Agreement is its correct name. Borrower has provided Silicon with all prior names of Borrower and all of Borrower’s present and prior trade names. Borrower shall give Silicon 30 days’ prior written notice before changing its corporate name. Borrower has complied, and will in the future comply, in all material respects, with all laws relating to the conduct of business under a fictitious business name, except where the failure to so comply would not reasonably be expected to result in a Material Adverse Change.

3.3 Place of Business; Location of Collateral. The address set forth in the heading to this Agreement is Borrower’s chief executive office. Borrower will give Silicon written notice of a change in its chief executive office, within 30 days after such change.

3.4 Title to Collateral; Perfection; Permitted Liens.

(a) Borrower is now, and will at all times in the future be, the sole owner of all the Collateral, except for licensed property rights and items of Equipment and related software which are leased to Borrower. The Collateral now is and will remain free and clear of any and all liens, charges, security interests, encumbrances and adverse claims, except for Permitted Liens. Silicon now has, and will continue to have, a first-priority perfected and enforceable security interest in all of the Collateral, subject only to the Permitted Liens, and Borrower will at all times defend the Collateral against all encumbrances (other than Permitted Liens) and adverse claims of others (other than Permitted Liens).

(b) [intentionally omitted]

(c) In the event that Borrower shall at any time after the date hereof have any commercial tort claims against others, which it is asserting or intends to assert, and in which the potential recovery exceeds $500,000, Borrower shall promptly notify Silicon thereof in writing and provide Silicon with such information regarding the same as Silicon shall request (unless providing such information would waive the Borrower’s attorney-client privilege). Such notification to Silicon shall constitute a grant of a security interest in the commercial tort claim and all proceeds thereof to Silicon, and Borrower shall execute and deliver all such documents and take all such actions as Silicon shall reasonably request in connection therewith.

3.5 Maintenance of Collateral. Borrower will maintain the Collateral consisting of tangible personal property in good working condition (ordinary wear and tear excepted), and Borrower will not use the Collateral for any unlawful purpose. Borrower will immediately advise Silicon in writing of any material loss or damage to the Collateral.

3.6 Books and Records. Borrower has maintained and will maintain at Borrower’s Address complete and accurate books and records, comprising an accounting system in accordance with GAAP.

3.7 Financial Condition, Statements and Reports. All financial statements now or in the future delivered to Silicon have been, and will be, prepared in conformity with GAAP and now and in the future will fairly present the results of operations and financial condition of Borrower, in accordance with GAAP, at the times and for the periods therein stated. Between the last date covered by any such statement provided to Silicon and the date hereof, there has been no Material Adverse Change.

3.8 Tax Returns and Payments; Pension Contributions. Borrower has timely filed, and will timely file, all required tax returns and reports, and Borrower has timely paid, and will timely pay, all foreign, federal, state and local taxes, assessments, deposits and contributions now or in the future owed by Borrower. Borrower may, however, defer payment of any contested taxes, provided that Borrower (i) in good faith contests Borrower’s obligation to pay the taxes by appropriate proceedings promptly and diligently instituted and conducted, (ii) notifies Silicon in writing of the commencement of, and any material development in, the proceedings, and (iii) posts bonds or takes any other steps required to keep the contested taxes from becoming a lien upon any of the Collateral. Borrower is unaware of any claims or adjustments proposed for any of Borrower’s prior tax years which could result in additional taxes becoming due and payable by Borrower. Borrower has paid, and shall continue to pay all amounts necessary to fund all present and future pension, profit sharing and deferred compensation plans in accordance with their terms, and Borrower has not and will not withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

3.9 Compliance with Law. Borrower has, to the best of its knowledge, complied, and will comply, in all material respects, with all provisions of all foreign, federal, state and local laws and regulations applicable to Borrower, including, but not limited to, those relating to Borrower’s ownership of real or personal property, the conduct and licensing of Borrower’s business, and all environmental matters.

3.10 Litigation. There is no claim, suit, litigation, proceeding or investigation pending or (to best of Borrower’s knowledge) threatened against or affecting Borrower in any court or before any governmental agency (or any basis therefor known to Borrower) which could reasonably be expected to result, either separately or in the aggregate, in any Material Adverse Change. Borrower will promptly inform Silicon in writing of any claim, proceeding, litigation or investigation in the future threatened or instituted against Borrower involving any uninsured claim or claims involving $1,000,000 or more in the aggregate asserted in any fiscal year, or which could reasonably be expected to result, either separately or in the aggregate, in a Material Adverse Change.

3.11 Use of Proceeds. All proceeds of all Loans shall be used solely for lawful business purposes. Borrower is not purchasing or carrying any “margin stock” (as defined in Regulation U of the Board of Governors of the Federal Reserve System) and no part of the proceeds of any Loan will be used to purchase or carry any “margin stock” or to extend credit to others for the purpose of purchasing or carrying any “margin stock.”

4. [intentionally omitted]

5. ADDITIONAL DUTIES OF BORROWER.

5.1 Financial and Other Covenants. Borrower shall at all times, during the term of this Agreement and thereafter while any Obligations (other than contingent indemnification obligations) are outstanding, comply with the financial and other covenants set forth in the Schedule.

5.2 Insurance. Borrower shall, at all times insure all of the tangible personal property Collateral and carry such other business insurance, with insurers reasonably acceptable to Silicon, in such form and amounts as Silicon may reasonably require and that are customary and in accordance with standard practices for Borrower’s industry and locations, and Borrower shall provide evidence of such insurance to Silicon. All such insurance policies shall name Silicon as an additional loss payee (subject to the rights of the holders of Permitted Liens holding claims senior to Silicon), and shall contain a lenders loss payee endorsement in form reasonably acceptable to Silicon. Upon receipt of the proceeds of any such insurance, subject to the rights of the holders of Permitted Liens holding claims senior to Silicon, Silicon shall apply such proceeds in reduction of the Obligations as Silicon shall determine in its good faith business judgment, except that, provided no Default or Event of Default has occurred and is continuing, Silicon shall release to Borrower insurance proceeds from each event of loss totaling less than $1,000,000, which shall be used by Borrower for ordinary business purposes or, as applicable, the replacement of Equipment with respect to which the insurance proceeds were paid. Silicon may require reasonable assurance that the insurance proceeds so released will be so used. If Borrower fails to provide or pay for any insurance, Silicon may, but is not obligated to, obtain the same at Borrower’s expense, to the extent necessary to protect Silicon’s interest in the Collateral and upon prompt written notice to Borrower. Borrower shall promptly deliver to Silicon copies of all material reports made to insurance companies.

5.3 Reports. Borrower, at its expense, shall provide Silicon with the written reports set forth in the Schedule, and such other written reports with respect to Borrower (including budgets, sales projections, operating plans and other financial documentation), as Silicon shall from time to time specify in its good faith business judgment. Borrower shall give Silicon written notice of the following within 30 days after the same are consummated: (i) any merger between Borrower or any of its present or future subsidiaries and any third party, and (ii) any acquisition of assets outside the ordinary course of business for consideration having a value in excess of $5,000,000.

5.4 Access to Collateral, Books and Records. After the occurrence and during the continuance of an Event of Default, on one Business Day’s notice, Silicon, or its agents, shall have the right to inspect the Collateral, and the right to audit and copy Borrower’s books and records. Silicon shall take reasonable steps to keep confidential all information obtained in any such inspection or audit and will exercise the same degree of care that it exercises for its own proprietary information, but Silicon shall have the right to disclose any such information to its auditors, regulatory agencies, and attorneys, and pursuant to any subpoena or other legal process. The foregoing inspections and audits after the occurrence and during the continuance of an Event of Default shall be at Borrower’s expense.

5.5 Negative Covenants. Except as may be permitted in the Schedule, Borrower shall not, without Silicon’s prior written consent (which shall be a matter of its good faith business judgment), do any of the following:

(i) merge or consolidate with another corporation or entity if (A) the Borrower is not the surviving entity in the merger or consolidation, or (B) before, or after giving effect to the merger or consolidation a Default or Event of Default has occurred or would occur; or

(ii) acquire any assets outside the ordinary course of business if before, or after giving effect to the acquisition a Default or Event of Default has occurred or would occur; or

(iii) sell or transfer any Collateral, except for (A) the sale of finished Inventory in the ordinary course of Borrower’s business, (B) the sale of obsolete or unneeded Equipment in the ordinary course of business; (C) non-exclusive licenses and similar non-exclusive arrangements for the use of the property of Borrower in the ordinary course of business; (D) transfers consisting of the granting of Permitted Liens or the making of Permitted Investments or the liquidation of Permitted Investments; (E) transfers consisting of the payment of operating expenses in the ordinary course of business; and (F) transfers of Inventory and Equipment to Borrower’s contract manufacturers in the ordinary course of Borrower’s business; or

(iv) engage in or permit any of its subsidiaries to engage in any business other than the businesses currently engaged in by Borrower or its subsidiaries or reasonably related thereto

(v) dissolve or elect to dissolve.

Transactions permitted by the foregoing provisions of this Section are only permitted if no Default or Event of Default would occur as a result of such transaction.

5.6 Litigation Cooperation. Should any third-party suit or proceeding be instituted by or against Silicon with respect to any Collateral or relating to Borrower, Borrower shall, without expense to Silicon, make available Borrower and its officers, employees and agents and Borrower’s books and records, to the extent that Silicon may deem them reasonably necessary in order to prosecute or defend any such suit or proceeding.

5.7 Further Assurances. Borrower agrees, at its expense, on request by Silicon, to execute all documents and take all actions, as Silicon, may, in its good faith business judgment, deem necessary or useful in order to perfect and maintain Silicon’s perfected first-priority security interest in the Collateral (subject to Permitted Liens), and in order to fully consummate the transactions contemplated by this Agreement.

6. TERM.

6.1 Maturity Date. This Agreement shall continue in effect until the maturity date set forth on the Schedule (the “Maturity Date”), subject to Section 6.3 below.

6.2 Early Termination. This Agreement may be terminated prior to the Maturity Date as follows: (i) by Borrower, effective three Business Days after written notice of termination is given to Silicon; or (ii) by Silicon at any time after the occurrence and during the continuance of an Event of Default, without notice, effective immediately.

6.3 Payment of Obligations. On the Maturity Date or on any earlier effective date of termination, Borrower shall pay and perform in full all outstanding Loans and other Obligations, whether evidenced by installment notes or otherwise, and whether or not all or any part of such Obligations are otherwise then due and payable. Without limiting the generality of the foregoing, if on the Maturity Date, or on any earlier effective date of termination, there are any outstanding Letters of Credit issued by Silicon or issued by another institution based upon an application, guarantee, indemnity or similar agreement on the part of Silicon, then on such date Borrower shall provide to Silicon cash collateral in an amount equal to 105% of the face amount of all such Letters of Credit plus all interest, fees and cost due or to become due in connection therewith (as estimated by Silicon in its good faith business judgment), to secure all of the Obligations relating to said Letters of Credit, pursuant to Silicon’s then standard form cash pledge agreement. Notwithstanding any termination of this Agreement, all of Silicon’s security interests in all of the Collateral and all of the terms and provisions of this Agreement shall continue in full force and effect until all Obligations (other than contingent indemnification obligations) have been paid and performed in full; provided that Silicon may, in its sole discretion, refuse to make any further Loans after termination. No termination shall in any way affect or impair any right or remedy of Silicon, nor shall any such termination relieve Borrower of any Obligation to Silicon, until all of the Obligations (other than contingent indemnification obligations) have been paid and performed in full. Upon payment and performance in full of all the Obligations (other than contingent indemnification obligations) and termination of this Agreement, Silicon shall promptly terminate its financing statements with respect to the Borrower and deliver to Borrower such other documents as may be required to fully terminate Silicon’s security interests.

7. EVENTS OF DEFAULT AND REMEDIES.

7.1 Events of Default. The occurrence of any of the following events shall constitute an “Event of Default” under this Agreement, and Borrower shall give Silicon immediate written notice thereof: (a) Any warranty, representation, statement, report or certificate made or delivered to Silicon by Borrower or any of Borrower’s officers, employees or agents, now or in the future, shall be untrue or misleading in a material respect when made or deemed to be made; or (b) Borrower shall fail to pay when due any Loan or any interest thereon or any other monetary Obligation within two Business Days after the date due; or (c) the total Loans and other Obligations outstanding at any time shall exceed the Credit Limit and Borrower shall fail to pay the excess to Silicon within the time set forth in Section 1.3 hereof; or (d) Borrower shall fail to comply with any of the financial covenants set forth in the Schedule, or shall fail to perform any other non-monetary Obligation which by its nature cannot be cured; or (e) Borrower shall fail to perform any other non-monetary Obligation, which failure is not cured within 10 days after it occurs, or if the default cannot by its nature be cured within 10 days, the default is not cured within a reasonable time after it has occurred not to exceed 30 days; or (f) any levy, assessment, attachment, seizure, lien or encumbrance (other than a Permitted Lien) is made on all or any part of the Collateral which is not cured within 10 days after the Borrower has notice of the same or in the exercise of reasonable diligence should have had notice of the same; or (g) any event of default occurs under any obligation secured by a Permitted Lien that gives the holder thereof the right to accelerate indebtedness of more than $400,000, which is not cured within any applicable cure period or waived in writing by the holder of the Permitted Lien; provided, however, that the Event of Default under this Section 7.1(g) caused by the occurrence of an event of default under such other agreement shall be cured or waived for purposes of this Agreement upon Silicon receiving written notice of such cure or waiver of the default under such other agreement, if at the time of such cure or waiver (i) Silicon has not declared an Event of Default under this Agreement and exercised any rights with respect thereto, and (ii) any such cure or waiver does not result in an Event of Default under any other provision of this Agreement, and (iii) in connection with any such cure or waiver, the terms of any agreement with such third party are not modified or amended in any manner which are in the good faith judgment of Silicon materially less advantageous to Borrower; or (h) Borrower breaches any material contract or obligation, which has resulted or may reasonably be expected to result in a Material Adverse Change; or (i) Dissolution, termination of existence, insolvency or business failure of Borrower; or appointment of a receiver, trustee or custodian, for all or any part of the property of, assignment for the benefit of creditors by, or the commencement of any proceeding by Borrower under any reorganization, bankruptcy, insolvency, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, now or in the future in effect; or (j) the commencement of any proceeding against Borrower or any Material Guarantor under any reorganization, bankruptcy, insolvency, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, now or in the future in effect, which is not cured by the dismissal thereof within 30 days after the date commenced; or (k) revocation or termination of, or limitation or denial of liability upon, any guaranty of the Obligations by a Material Guarantor or any attempt to do any of the foregoing, or commencement of proceedings by any Material Guarantor of any of the Obligations under any bankruptcy or insolvency law; or (l) revocation or termination of, or limitation or denial of liability upon, any pledge of any certificate of deposit, securities or other property or asset of any kind pledged by any by a Material Guarantor to secure any or all of the Obligations, or any attempt to do any of the foregoing, or commencement of proceedings by or against any by a Material Guarantor under any bankruptcy or insolvency law; or (m) Borrower makes any payment on account of any indebtedness or obligation which has been subordinated to the Obligations other than as permitted in the applicable subordination agreement, or if any Person who has subordinated such indebtedness or obligations terminates or in any way limits his subordination agreement; or (n) without the prior written consent of Silicon, any Person or group of affiliated Persons shall acquire more than 50% of the outstanding shares of stock of Borrower, in one or more transactions; or (o) Borrower shall generally not pay its debts as they become due, or Borrower shall conceal, remove or transfer any part of its property, with intent to hinder, delay or defraud its creditors, or make or suffer any transfer of any of its property which may be fraudulent under any bankruptcy, fraudulent conveyance or similar law; or (p) Silicon shall give written notice to Borrower that, in its good faith business judgment, a Material Adverse Change has occurred. Silicon may cease making any Loans hereunder during any of the above cure periods, and thereafter if an Event of Default has occurred and is continuing.

7.2 Remedies. Upon the occurrence and during the continuance of any Event of Default, and at any time thereafter, Silicon, at its option, and without notice or demand of any kind (all of which are hereby expressly waived by Borrower), may do any one or more of the following: (a) Cease making Loans or otherwise extending credit to Borrower under this Agreement or any other Loan Document; (b) Accelerate and declare all or any part of the Obligations to be immediately due, payable, and performable, notwithstanding any deferred or installment payments allowed by any instrument evidencing or relating to any Obligation; (c) Take possession of any or all of the Collateral wherever it may be found, and for that purpose Borrower hereby authorizes Silicon without judicial process to enter onto any of Borrower’s premises without interference to search for, take possession of, keep, store, or remove any of the Collateral, and remain on the premises or cause a custodian to remain on the premises in exclusive control thereof, without charge for so long as Silicon deems it necessary, in its good faith business judgment, in order to complete the enforcement of its rights under this Agreement or any other agreement; provided, however, that should Silicon seek to take possession of any of the Collateral by court process, Borrower hereby irrevocably waives: (i) any bond and any surety or security relating thereto required by any statute, court rule or otherwise as an incident to such possession; (ii) any demand for possession prior to the commencement of any suit or action to recover possession thereof; and (iii) any requirement that Silicon retain possession of, and not dispose of, any such Collateral until after trial or final judgment; (d) Require Borrower to assemble any or all of the Collateral and make it available to Silicon at places designated by Silicon which are reasonably convenient to Silicon and Borrower, and to remove the Collateral to such locations as Silicon may deem advisable; (e) Complete the processing, manufacturing or repair of any Collateral prior to a disposition thereof and, for such purpose and for the purpose of removal, Silicon shall have the right to use Borrower’s premises, vehicles, hoists, lifts, cranes, and other Equipment and all other property without charge; (f) Sell, lease or otherwise dispose of any of the Collateral, in its condition at the time Silicon obtains possession of it or after further manufacturing, processing or repair, at one or more public and/or private sales, in lots or in bulk, for cash, exchange or other property, or on credit, and to adjourn any such sale from time to time without notice other than oral announcement at the time scheduled for sale. Silicon shall have the right to conduct such disposition on Borrower’s premises without charge, for such time or times as Silicon deems reasonable, or on Silicon’s premises, or elsewhere and the Collateral need not be located at the place of disposition. Silicon may directly or through any affiliated company purchase or lease any Collateral at any such public disposition, and if permissible under applicable law, at any private disposition. Any sale or other disposition of Collateral shall not relieve Borrower of any liability Borrower may have if any Collateral is defective as to title or physical condition or otherwise at the time of sale; (g) Demand payment of, and collect any Accounts and General Intangibles comprising Collateral and, in connection therewith, Borrower irrevocably authorizes Silicon to endorse or sign Borrower’s name on all collections, receipts, instruments and other documents, to take possession of and open mail addressed to Borrower and remove therefrom payments made with respect to any item of the Collateral or proceeds thereof, and, in Silicon’s good faith business judgment, to grant extensions of time to pay, compromise claims and settle Accounts and the like for less than face value; (h) Offset against any sums in any of Borrower’s general, special or other Deposit Accounts with Silicon against any or all of the Obligations; and (i) Demand and receive possession of any of Borrower’s federal and state income tax returns and the books and records utilized in the preparation thereof or referring thereto. All reasonable attorneys’ fees, expenses, costs, liabilities and obligations incurred by Silicon with respect to the foregoing shall be added to and become part of the Obligations, shall be due on demand, and shall bear interest at a rate equal to the highest interest rate applicable to any of the Obligations. Without limiting any of Silicon’s rights and remedies, from and after the occurrence and during the continuance of any Event of Default, the interest rate applicable to the Obligations shall be increased by an additional four percent per annum (the “Default Rate”). Silicon will not deliver to any person any notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any control agreement or similar agreement providing for control of any Collateral, unless an Event of Default has occurred and is continuing hereunder.

7.3 Standards for Determining Commercial Reasonableness. Borrower and Silicon agree that a sale or other disposition (collectively, “sale”) of any Collateral which complies with the following standards will conclusively be deemed to be commercially reasonable: (i) Notice of the sale is given to Borrower at least ten days prior to the sale, and, in the case of a public sale, notice of the sale is published at least five days before the sale in a newspaper of general circulation in the county where the sale is to be conducted; (ii) Notice of the sale describes the collateral in general, non-specific terms; (iii) The sale is conducted at a place designated by Silicon, with or without the Collateral being present; (iv) The sale commences at any time between 8:00 a.m. and 6:00 p.m; (v) Payment of the purchase price in cash or by cashier’s check or wire transfer is required; (vi) With respect to any sale of any of the Collateral, Silicon may (but is not obligated to) direct any prospective purchaser to ascertain directly from Borrower any and all information concerning the same. Silicon shall be free to employ other methods of noticing and selling the Collateral, in its discretion, if they are commercially reasonable.

7.4 Power of Attorney. Upon the occurrence and during the continuance of any Event of Default, without limiting Silicon’s other rights and remedies, Borrower grants to Silicon an irrevocable power of attorney coupled with an interest, authorizing and permitting Silicon (acting through any of its employees, attorneys or agents) at any time, at its option, but without obligation, with or without notice to Borrower, and at Borrower’s expense, to do any or all of the following, in Borrower’s name or otherwise, but Silicon agrees that if it exercises any right hereunder, it will do so in good faith and in a commercially reasonable manner: (a) Execute on behalf of Borrower any documents that Silicon may, in its good faith business judgment, deem advisable in order to perfect and maintain Silicon’s security interest in the Collateral, or in order to exercise a right of Borrower or Silicon, or in order to fully consummate all the transactions contemplated under this Agreement, and all other Loan Documents; (b) Execute on behalf of Borrower, any invoices relating to any Account, any draft against any Account Debtor and any notice to any Account Debtor, any proof of claim in bankruptcy, any Notice of Lien, claim of mechanic’s, materialman’s or other lien, or assignment or satisfaction of mechanic’s, materialman’s or other lien; (c) Take control in any manner of any cash or non-cash items of payment or proceeds of Collateral; endorse the name of Borrower upon any instruments, or documents, evidence of payment or Collateral that may come into Silicon’s possession; (d) Endorse all checks and other forms of remittances received by Silicon; (e) Pay, contest or settle any lien, charge, encumbrance, security interest and adverse claim in or to any of the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; (f) Grant extensions of time to pay, compromise claims and settle Accounts and General Intangibles for less than face value and execute all releases and other documents in connection therewith; (g) Pay any sums required on account of Borrower’s taxes or to secure the release of any liens therefor, or both; (h) Settle and adjust, and give releases of, any insurance claim that relates to any of the Collateral and obtain payment therefor; (i) Instruct any third party having custody or control of any books or records belonging to, or relating to, Borrower to give Silicon the same rights of access and other rights with respect thereto as Silicon has under this Agreement; and (j) Take any action or pay any sum required of Borrower pursuant to this Agreement and any other Loan Documents. Any and all reasonable sums paid and any and all reasonable costs, expenses, liabilities, obligations and attorneys’ fees incurred by Silicon with respect to the foregoing shall be added to and become part of the Obligations, shall be payable on demand, and shall bear interest at a rate equal to the highest interest rate applicable to any of the Obligations. In no event shall Silicon’s rights under the foregoing power of attorney or any of Silicon’s other rights under this Agreement be deemed to indicate that Silicon is in control of the business, management or properties of Borrower.

7.5 Application of Proceeds. All proceeds realized as the result of any sale of the Collateral shall be applied by Silicon first to the reasonable costs, expenses, liabilities, obligations and attorneys’ fees incurred by Silicon in the exercise of its rights under this Agreement, second to the interest due upon any of the Obligations, and third to the principal of the Obligations, in such order as Silicon shall determine in its sole discretion. Any surplus shall be paid to Borrower or other persons legally entitled thereto; Borrower shall remain liable to Silicon for any deficiency. If, Silicon, in its good faith business judgment, directly or indirectly enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Silicon shall have the option, exercisable at any time, in its good faith business judgment, of either reducing the Obligations by the principal amount of purchase price or deferring the reduction of the Obligations until the actual receipt by Silicon of the cash therefor.

7.6 Remedies Cumulative. In addition to the rights and remedies set forth in this Agreement, Silicon shall have all the other rights and remedies accorded a secured party under the California Uniform Commercial Code and under all other applicable laws, and under any other instrument or agreement now or in the future entered into between Silicon and Borrower, and all of such rights and remedies are cumulative and none is exclusive. Exercise or partial exercise by Silicon of one or more of its rights or remedies shall not be deemed an election, nor bar Silicon from subsequent exercise or partial exercise of any other rights or remedies. The failure or delay of Silicon to exercise any rights or remedies shall not operate as a waiver thereof, but all rights and remedies shall continue in full force and effect until all of the Obligations have been fully paid and performed.

8. Definitions. As used in this Agreement, the following terms have the following meanings:

“Account Debtor” means the obligor on an Account.

“Accounts” means all present and future “accounts” as defined in the California Uniform Commercial Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all accounts receivable and other sums owing to Borrower.

“Affiliate” means, with respect to any Person, a relative, partner, shareholder, director, officer, or employee of such Person, or any parent or subsidiary of such Person, or any Person controlling, controlled by or under common control with such Person.

“Business Day” means a day on which Silicon is open for business.

“Cash Equivalents” means marketable securities and short-term investments in accordance with the Investment Policy of the Borrower’s Board of Directors, a copy of which is attached hereto as Exhibit 3, and any amendments to said Investment Policy which are consented to in writing by Silicon in its good faith business judgment.

“Code” means the Uniform Commercial Code as adopted and in effect in the State of California from time to time.

“Collateral” has the meaning set forth in Section 2 above.

“continuing” and “during the continuance of” when used with reference to a Default or Event of Default means that the Default or Event of Default has occurred and has not been either waived in writing by Silicon or cured within any applicable cure period.

“Default” means any event which with notice or passage of time or both, would constitute an Event of Default.

“Default Rate” has the meaning set forth in Section 7.2 above.

“Deposit Accounts” means all present and future “deposit accounts” as defined in the California Uniform Commercial Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all general and special bank accounts, demand accounts, checking accounts, savings accounts and certificates of deposit.

“Equipment” means all present and future “equipment” as defined in the California Uniform Commercial Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“Event of Default” means any of the events set forth in Section 7.1 of this Agreement.

“GAAP” means generally accepted accounting principles consistently applied.

“General Intangibles” means all present and future “general intangibles” as defined in the California Uniform Commercial Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all Intellectual Property, payment intangibles, royalties, contract rights, goodwill, franchise agreements, purchase orders, customer lists, route lists, telephone numbers, domain names, claims, income tax refunds, security and other deposits, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

“good faith business judgment” means honesty in fact and good faith (as defined in Section 1201 of the Code) in the exercise of Silicon’s business judgment.

“Guarantor” means any present or future guarantor of all or any part of the Obligations, and “Material Guarantor” means any Guarantor other than a Guarantor which, at the pertinent time, has less than $200,000 in tangible assets and less than $1,000,000 in fair market value of total assets.

“including” means including (but not limited to).

“Intellectual Property” means all present and future (a) copyrights, copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished, (b) trade secret rights, including all rights to unpatented inventions and know-how, and confidential information; (c) mask work or similar rights available for the protection of semiconductor chips; (d) patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same; (e) trademarks, servicemarks, trade styles, and trade names, whether or not any of the foregoing are registered, and all applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by any such trademarks; (f) computer software and computer software products; (g) designs and design rights; (h) technology; (i) all claims for damages by way of past, present and future infringement of any of the rights included above; (j) all licenses or other rights to use any property or rights of a type described above.

“Inventory” means all present and future “inventory” as defined in the California Uniform Commercial Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment Property” means all present and future investment property, securities, stocks, bonds, debentures, debt securities, partnership interests, limited liability company interests, options, security entitlements, securities accounts, commodity contracts, commodity accounts, and all financial assets held in any securities account or otherwise, and all options and warrants to purchase any of the foregoing, wherever located, and all other securities of every kind, whether certificated or uncertificated.

“Loan Documents” means, collectively, this Agreement, and all other present and future documents, instruments and agreements between Silicon and Borrower, including, but not limited to those relating to this Agreement, and all amendments and modifications thereto and replacements therefor.

“Material Adverse Change” means any of the following: (i) a material adverse change in the business, operations, or financial or other condition of the Borrower, or (ii) a material impairment of the prospect of repayment of any portion of the Obligations; or (iii) a material impairment of the value or priority of Silicon’s security interests in the Collateral.

“Obligations” means all present and future Loans, advances, debts, liabilities, obligations, guaranties, covenants, duties and indebtedness at any time owing by Borrower to Silicon, whether evidenced by this Agreement or any note or other instrument or document, or otherwise, whether arising from an extension of credit, opening of a letter of credit, banker’s acceptance, loan, guaranty, indemnification or otherwise, whether direct or indirect (including, without limitation, those acquired by assignment and any participation by Silicon in Borrower’s debts owing to others), absolute or contingent, due or to become due, including, without limitation, all interest, charges, expenses, fees, attorney’s fees, expert witness fees, audit fees, letter of credit fees, collateral monitoring fees, closing fees, facility fees, termination fees, minimum interest charges and any other sums chargeable to Borrower under this Agreement or under any other Loan Documents.

“Other Property” means the following as defined in the California Uniform Commercial Code in effect on the date hereof with such additions to such term as may hereafter be made, and all rights relating thereto: all present and future “commercial tort claims” (including without limitation any commercial tort claims), “documents”, “instruments”, “promissory notes”, “chattel paper”, “letters of credit”, “letter-of-credit rights”, “fixtures”, “farm products” and “money”; and all other goods and personal property of every kind, tangible and intangible, whether or not governed by the California Uniform Commercial Code.

“Parent” shall mean Zhone Technologies, Inc.

“Permitted Investments” are:

(a) Investments shown on Exhibit 2 and existing on the effective date hereof;

(b) (i) marketable direct obligations issued or unconditionally guaranteed by the United States or its agency or any State maturing within 1 year from its acquisition, (ii) commercial paper maturing no more than 1 year after its creation and having the highest rating from either Standard & Poor’s Ratings Service (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”), (iii) Silicon’s certificates of deposit issued maturing no more than 1 year after issue, (iv) Investments permitted by Borrower’s investment policy, as amended from time to time, provided that such investment policy (and such amendments thereto) has been approved by Silicon in writing (which approval shall not be unreasonably withheld, conditioned or delayed);

(c) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

(d) Investments consisting of (i) compensation of employees, officers, directors and consultants so long as the Board of Directors of Borrower determines that such compensation is reasonable and in the best interests of Borrower; (ii) travel advances and employee relocation loans and other employee advances in the ordinary course of business, and (iii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower pursuant to employee stock purchase plan and employee stock option plan agreements approved by Borrower’s Board of Directors, in an aggregate amount not to exceed $1,000,000 at any time outstanding;

(e) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(f) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business;

(g) Strategic investments in customers, vendors, suppliers and other Persons in the same industries as Borrower and its Subsidiaries, including the exercise of warrants to purchase capital stock of such Persons in an aggregate amount not to exceed $500,000 per year;

(h) Deposit and investment accounts of Borrower in which Silicon has a Lien prior to any other Lien (other than Liens securing fees and expenses of the depository or investment intermediary); and

(i) loans or investments in consolidated subsidiaries from time to time in an amount sufficient to fund operating expenses of said subsidiaries.

“Permitted Liens” means the following: (i) purchase money security interests in specific items of Equipment and related software; (ii) leases of specific items of Equipment and related software; (iii) liens for taxes not yet delinquent or being contested in good faith and for which adequate reserves have been made, and as to which there is no lien on any of the Collateral; (iv) additional security interests and liens consented to in writing by Silicon, which consent may be withheld in its good faith business judgment; (v) security interests being terminated substantially concurrently with this Agreement; (vi) liens of materialmen, mechanics, warehousemen, carriers, or other similar liens arising in the ordinary course of business and securing obligations which are not delinquent; (vii) non-exclusive licenses or sublicenses granted in the ordinary course of Borrower’s business and any interest or title of a licensor or under any license or sublicense to Borrower; (viii) liens in a total amount not to exceed $1,000,000 on earnest money deposits required under a letter of intent or purchase agreement which are in connection with transactions permitted by this Agreement and are consented to by Silicon in its good faith business judgment, provided such funds are at all times kept in a segregated escrow account; (ix) liens to secure non-delinquent payment of workers’ compensation, unemployment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business; (x) liens on insurance proceeds in favor of insurance companies granted solely as security for financed premiums, provided such Liens are confined to such premiums and further, provided, the aggregate amount of such liens does not at any time exceed $1,000,000; (xi) liens on escrowed cash in an aggregate amount not exceeding $1,000,000, representing a portion of the proceeds of sales or transactions permitted by this Agreement, established to satisfy contingent post closing obligations that Borrower owes (including earn-outs, indemnities and working capital adjustments) so long as such Liens are disclosed in writing to Silicon at or prior to the date they arise; (xii) leases or subleases granted in the ordinary course of Borrower’s business, including in connection with Borrower’s leased premises or leased property; (xiii) [intentionally omitted]; (xv) liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by liens of the type described above in clauses (i) or (ii) above, provided that any extension, renewal or replacement lien is limited to the property encumbered by the existing lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase; (xiv) Liens in favor of customs and revenue authorities which secure payment of customs duties in connection with the importation of goods; (xv) governmental liens in connection with progress payments made on government contracts which are limited to the Inventory being sold pursuant to such government contract; (xvi) a security interest in the Collateral in favor of CIT Venture Leasing Fund, LLC and CIT Technology Financing Services, Inc., provided the same is subject to a subordination agreement in favor of Silicon in form acceptable to Silicon in its good faith business judgment. Silicon will have the right to require, as a condition to its consent under subparagraph (iv) above, that the holder of the additional security interest or lien sign an intercreditor agreement on Silicon’s then standard form, acknowledge that the security interest is subordinate to the security interest in favor of Silicon, and agree not to take any action to enforce its subordinate security interest so long as any Obligations remain outstanding, and that Borrower agree that any uncured default in any obligation secured by the subordinate security interest shall also constitute an Event of Default under this Agreement.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, government, or any agency or political division thereof, or any other entity.

“ZTI” shall mean ZTI Merger Subsidiary III, Inc.

Other Terms. All accounting terms used in this Agreement, unless otherwise indicated, shall have the meanings given to such terms in accordance with GAAP, consistently applied. All other terms contained in this Agreement, unless otherwise indicated, shall have the meanings provided by the Code, to the extent such terms are defined therein.

9. GENERAL PROVISIONS.

9.1 Interest Computation. In computing interest on the Obligations, all checks, wire transfers and other items of payment received by Silicon (including proceeds of Accounts and payment of the Obligations in full) shall be deemed applied by Silicon on account of the Obligations on receipt by Silicon of immediately available funds, and, for purposes of the foregoing, any such funds received after 12:00 Noon on any day shall be deemed received on the next Business Day, provided that sums received by wire transfer will be applied on the date of receipt. Silicon shall not, however, be required to credit Borrower’s account for the amount of any item of payment which is unsatisfactory to Silicon in its good faith business judgment, and Silicon may charge Borrower’s loan account for the amount of any item of payment which is returned to Silicon unpaid.

9.2 Application of Payments. All payments with respect to the Obligations may be applied, and in Silicon’s good faith business judgment reversed and re-applied, to the Obligations, in such order and manner as Silicon shall determine in its good faith business judgment.

9.3 Charges to Accounts. Silicon may, in its discretion, require that Borrower pay monetary Obligations in cash to Silicon, or charge them to Borrower’s Loan account, in which event they will bear interest at the same rate applicable to the Loans. Silicon may also, in its discretion, charge any monetary Obligations to Borrower’s Deposit Accounts maintained with Silicon.

9.4 Monthly Accountings. Silicon shall provide Borrower monthly with an account of advances, charges, expenses and payments made pursuant to this Agreement. Such account shall be deemed correct, accurate and binding on Borrower and an account stated (except for reverses and reapplications of payments made and corrections of errors discovered by Silicon), unless Borrower notifies Silicon in writing to the contrary within 60 days after such account is rendered, describing the nature of any alleged errors or omissions.

9.5 Notices. All notices to be given under this Agreement shall be in writing and shall be given either personally or by reputable private delivery service or by regular first-class mail, or certified mail return receipt requested, addressed to Silicon or Borrower at the addresses shown in the heading to this Agreement, or at any other address designated in writing by one party to the other party. Notices to Silicon shall be directed to the Commercial Finance Division, to the attention of the Division Manager or the Division Credit Manager. All notices shall be deemed to have been given upon delivery in the case of notices personally delivered, or at the expiration of one Business Day following delivery to the private delivery service, or two Business Days following the deposit thereof in the United States mail, with postage prepaid.

9.6 Severability. Should any provision of this Agreement be held by any court of competent jurisdiction to be void or unenforceable, such defect shall not affect the remainder of this Agreement, which shall continue in full force and effect.

9.7 Integration. This Agreement and such other written agreements, documents and instruments as may be executed in connection herewith are the final, entire and complete agreement between Borrower and Silicon and supersede all prior and contemporaneous negotiations and oral representations and agreements, all of which are merged and integrated in this Agreement. There are no oral understandings, representations or agreements between the parties which are not set forth in this Agreement or in other written agreements signed by the parties in connection herewith.

9.8 Waivers; Indemnity. The failure of Silicon at any time or times to require Borrower to strictly comply with any of the provisions of this Agreement or any other Loan Document shall not waive or diminish any right of Silicon later to demand and receive strict compliance therewith. Any waiver of any default shall not waive or affect any other default, whether prior or subsequent, and whether or not similar. None of the provisions of this Agreement or any other Loan Document shall be deemed to have been waived by any act or knowledge of Silicon or its agents or employees, but only by a specific written waiver signed by an authorized officer of Silicon and delivered to Borrower. Borrower waives the benefit of all statutes of limitations relating to any of the Obligations or this Agreement or any other Loan Document, and Borrower waives demand, protest, notice of protest and notice of default or dishonor, notice of payment and nonpayment, release, compromise, settlement, extension or renewal of any commercial paper, instrument, account, General Intangible, document or guaranty at any time held by Silicon on which Borrower is or may in any way be liable, and notice of any action taken by Silicon, unless expressly required by this Agreement. Borrower hereby agrees to indemnify Silicon and its affiliates, subsidiaries, parent, directors, officers, employees, agents, and attorneys, and to hold them harmless from and against any and all claims, debts, liabilities, demands, obligations, actions, causes of action, penalties, costs and expenses (including reasonable attorneys’ fees), of every kind, which they may sustain or incur based upon or arising out of any of the Obligations, or any relationship or agreement between Silicon and Borrower, or any other matter, relating to Borrower or the Obligations; provided that this indemnity shall not extend to damages proximately caused by the indemnitee’s own gross negligence or willful misconduct. Notwithstanding any provision in this Agreement to the contrary, the indemnity agreement set forth in this Section shall survive any termination of this Agreement and shall for all purposes continue in full force and effect.

9.9 No Liability for Ordinary Negligence. Neither Silicon, nor any of its directors, officers, employees, agents, attorneys or any other Person affiliated with or representing Silicon shall be liable for any claims, demands, losses or damages, of any kind whatsoever, made, claimed, incurred or suffered by Borrower or any other party through the ordinary negligence of Silicon, or any of its directors, officers, employees, agents, attorneys or any other Person affiliated with or representing Silicon, but nothing herein shall relieve Silicon from liability for its own gross negligence or willful misconduct.

9.10 Amendment. The terms and provisions of this Agreement may not be waived or amended, except in a writing executed by Borrower and a duly authorized officer of Silicon.

9.11 Time of Essence. Time is of the essence in the performance by Borrower of each and every obligation under this Agreement.

9.12 Attorneys’ Fees and Costs. Borrower shall reimburse Silicon for all reasonable attorneys’ fees and all filing, recording, search, title insurance, appraisal, audit, and other reasonable costs incurred by Silicon, pursuant to, or in connection with, or relating to this Agreement (whether or not a lawsuit is filed), including, but not limited to, any reasonable attorneys’ fees and costs Silicon incurs in order to do the following: prepare and negotiate this Agreement and all present and future documents relating to this Agreement; obtain legal advice in connection with this Agreement or Borrower; enforce, or seek to enforce, any of its rights; prosecute actions against, or defend actions by, Account Debtors; commence, intervene in, or defend any action or proceeding; initiate any complaint to be relieved of the automatic stay in bankruptcy; file or prosecute any probate claim, bankruptcy claim, third-party claim, or other claim; examine, audit, copy, and inspect any of the Collateral or any of Borrower’s books and records; protect, obtain possession of, lease, dispose of, or otherwise enforce Silicon’s security interest in, the Collateral; and otherwise represent Silicon in any litigation relating to Borrower. In satisfying Borrower’s obligation hereunder to reimburse Silicon for attorneys fees, Borrower may, for convenience, issue checks directly to Silicon’s attorneys, Levy, Small & Lallas, but Borrower acknowledges and agrees that Levy, Small & Lallas is representing only Silicon and not Borrower in connection with this Agreement. If either Silicon or Borrower files any lawsuit against the other predicated on a breach of this Agreement, the prevailing party in such action shall be entitled to recover its reasonable costs and attorneys’ fees, including (but not limited to) reasonable attorneys’ fees and costs incurred in the enforcement of, execution upon or defense of any order, decree, award or judgment. All attorneys’ fees and costs to which Silicon may be entitled pursuant to this Paragraph shall immediately become part of Borrower’s Obligations, shall be due on demand, and shall bear interest at a rate equal to the highest interest rate applicable to any of the Obligations.

9.13 Benefit of Agreement. The provisions of this Agreement shall be binding upon and inure to the benefit of the respective successors, assigns, heirs, beneficiaries and representatives of Borrower and Silicon; provided, however, that Borrower may not assign or transfer any of its rights under this Agreement without the prior written consent of Silicon, and any prohibited assignment shall be void. No consent by Silicon to any assignment shall release Borrower from its liability for the Obligations.

9.14 Joint and Several Liability. If Borrower consists of more than one Person, their liability shall be joint and several, and the compromise of any claim with, or the release of, any Borrower shall not constitute a compromise with, or a release of, any other Borrower.

9.15 Limitation of Actions. Any claim or cause of action by Borrower against Silicon, its directors, officers, employees, agents, accountants or attorneys, based upon, arising from, or relating to this Loan Agreement, or any other Loan Document, or any other transaction contemplated hereby or thereby or relating hereto or thereto, or any other matter, cause or thing whatsoever, occurred, done, omitted or suffered to be done by Silicon, its directors, officers, employees, agents, accountants or attorneys, shall be barred unless asserted by Borrower by the commencement of an action or proceeding in a court of competent jurisdiction by the filing of a complaint within one year after the first act, occurrence or omission upon which such claim or cause of action, or any part thereof, is based, and the service of a summons and complaint on an officer of Silicon, or on any other person authorized to accept service on behalf of Silicon, within thirty (30) days thereafter. Borrower agrees that such one-year period is a reasonable and sufficient time for Borrower to investigate and act upon any such claim or cause of action. The one-year period provided herein shall not be waived, tolled, or extended except by the written consent of Silicon in its sole discretion. This provision shall survive any termination of this Loan Agreement or any other Loan Document.

9.16 Paragraph Headings; Construction. Paragraph headings are only used in this Agreement for convenience. Borrower and Silicon acknowledge that the headings may not describe completely the subject matter of the applicable paragraph, and the headings shall not be used in any manner to construe, limit, define or interpret any term or provision of this Agreement. This Agreement has been fully reviewed and negotiated between the parties and no uncertainty or ambiguity in any term or provision of this Agreement shall be construed strictly against Silicon or Borrower under any rule of construction or otherwise.

9.17 Governing Law; Jurisdiction; Venue. This Agreement and all acts and transactions hereunder and all rights and obligations of Silicon and Borrower shall be governed by the laws of the State of California. As a material part of the consideration to Silicon to enter into this Agreement, Borrower (i) agrees that all actions and proceedings relating directly or indirectly to this Agreement shall, at Silicon’s option, be litigated in courts located within California, and that the exclusive venue therefor shall be Santa Clara County; (ii) consents to the jurisdiction and venue of any such court and consents to service of process in any such action or proceeding by personal delivery or any other method permitted by law; and (iii) waives any and all rights Borrower may have to object to the jurisdiction of any such court, or to transfer or change the venue of any such action or proceeding.

9.18 Mutual Waiver of Jury Trial. BORROWER AND SILICON EACH HEREBY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO, THIS AGREEMENT OR ANY OTHER PRESENT OR FUTURE INSTRUMENT OR AGREEMENT BETWEEN SILICON AND BORROWER, OR ANY CONDUCT, ACTS OR OMISSIONS OF SILICON OR BORROWER OR ANY OF THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, ATTORNEYS OR ANY OTHER PERSONS AFFILIATED WITH SILICON OR BORROWER, IN ALL OF THE FOREGOING CASES, WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE.

Borrower:		Silicon:

ZHONE TECHNOLOGIES, INC.		SILICON VALLEY BANK

By	/s/ Kirk Misaka	By	/s/ Patrick J. O’Donnell
	President or Vice President	Title	Vice President

Borrower:

ZTI MERGER SUBSIDIARY III, INC.

By	/s/ Kirk Misaka
President or Vice President

Silicon Valley Bank

Schedule to

Amended and Restated Loan and Security Agreement

Borrowers:	ZTI Merger Subsidiary III, Inc.
(formerly known as Zhone Technologies, Inc.)

Zhone Technologies, Inc.
(formerly known as Tellium, Inc.)

Date:	February 24, 2004

This Schedule forms an integral part of the Amended and Restated Loan and Security Agreement between Silicon Valley Bank and the above-borrower of even date.

1. CREDIT LIMIT

(Section 1.1):	Loans (the “Loans”) in amount not to exceed $25,000,000 in the aggregate at any time outstanding.

Sublimits—Overall Limit	The following Letter of Credit Sublimit, Cash Management Sublimit and FX Sublimit shall be applicable during the term of this Agreement, provided, however, that notwithstanding anything herein to the contrary, the total of the Letter of Credit Sublimit, the Cash Management Sublimit and the FX Sublimit under this Agreement shall not at any time exceed a total of $25,000,000 (the “Overall Sublimit”).

Letter of Credit Sublimit (Section 1.6):	$25,000,000, subject to the Overall Sublimit.

Cash Management Services and Reserves:

Subject to the Overall Sublimit, Borrower may use up to $25,000,000 (the “Cash Management Sublimit”) of Loans available hereunder for Silicon’s Cash Management Services (as defined below), including, merchant services, business credit card, ACH and other services identified in the cash management services agreement related to such service (the “Cash Management Services”). Silicon may, in its sole discretion, reserve against Loans which would otherwise be available hereunder such sums as Silicon shall determine in its good faith business judgment in connection with the Cash Management Services, and Silicon may charge to Borrower’s Loan account, any amounts that may become due or owing to Silicon in connection with the Cash Management Services. Borrower agrees to execute and deliver to Silicon all standard form applications and agreements of Silicon in connection with the Cash Management Services, and, without limiting any of the terms of such applications and agreements, Borrower will pay all standard fees and charges of Silicon in connection with the Cash Management Services. The Cash Management Services shall terminate on the Maturity Date.

FX Sublimit:	$25,000,000, subject to the Overall Sublimit.

Borrower may enter into foreign exchange forward contracts with Silicon, on its standard forms, under which Borrower commits to purchase from or sell to Silicon a set amount of foreign currency more than one business day after the contract date (the “FX Forward Contracts”); provided that (1) at the time the FX Forward Contract is entered into Borrower has Loans available to it under this Agreement in an amount at least equal to 10% of the amount of the FX Forward Contract; (2) the total FX Forward Contracts at any one time outstanding may not exceed 10 times the amount of the FX Sublimit set forth above. Silicon shall have the right to withhold, from the Loans otherwise available to Borrower under this Agreement, a reserve (which shall be in addition to all other reserves) in an amount equal to 10% of the total FX Forward Contracts from time to time outstanding, and in the event at any time there are insufficient Loans available to Borrower for such reserve, Borrower shall deposit and maintain with Silicon cash collateral in an amount at all times equal to such deficiency, which shall be held as Collateral for all purposes of this Agreement, until such time as there exist sufficient Loans available to Borrower for such reserve at which time such cash collateral shall be released. Silicon may, in its discretion, terminate the FX Forward Contracts at any time that an Event of Default occurs and is continuing. Borrower shall execute all standard form applications and agreements of Silicon in connection with the FX Forward Contracts, and without limiting any of the terms of such applications and agreements, Borrower shall pay all standard fees and charges of Silicon in connection with the FX Forward Contracts.

2. INTEREST RATE (Section 1.2):.

As set forth in the Libor Supplement being executed concurrently.

3. FEES (Section 1.4):

Loan Fee:	$150,000. Said fee is fully earned on the date hereof, is in addition to all interest and other fees and is non-refundable.

4. MATURITY DATE
(Section 6.1):	364 days from the date of this Agreement (the “Maturity Date”).

5. FINANCIAL COVENANTS
(Section 5.1):

Borrower shall comply with each of the following covenants:

Adjusted Quick Ratio:	As of the end of each month, Borrower shall maintain a ratio of

(i) unrestricted cash and Cash Equivalents, as shown on Borrower’s balance sheet, plus Borrower’s accounts receivable (net of allowance for doubtful accounts and other deductions in accordance with GAAP),

TO

(ii) Borrower’s current liabilities (including without limitation outstanding Loans), minus accrued liabilities under GAAP, plus the amount of all Letters of Credit outstanding,

of not less than 2.0 to 1.0.

Remaining Months Liquidity:

As of the end of each month, Borrower shall maintain a total of unrestricted cash and Cash Equivalents, as shown on Borrower’s balance sheet, minus all outstanding Loans and Letters of Credit in an amount greater than 6.0 times the average monthly net loss (if any) incurred by Borrower for the immediately preceding three months, determined in accordance with GAAP, net of amortization and depreciation and non-cash, stock-based compensation.

6. REPORTING.
(Section 5.3):
Borrower shall provide Silicon with the following:

1.      Monthly unaudited financial statements, as soon as available, and in any event within thirty days after the end of each month, together with a report as to any material liabilities which are “other liabilities” rather than “accrued liabilities” and which are included in the line item “Accrued and other liabilities” on Borrower’s balance sheet.

2.      Monthly Compliance Certificates, within thirty days after the end of each month, in such form as Silicon shall reasonably specify, signed by the Chief Financial Officer of Borrower, certifying that as of the end of such month Borrower was in full compliance with all of the terms and conditions of this Agreement, and setting forth calculations showing compliance with the financial covenants set forth in this Agreement and such other information as Silicon shall reasonably request, including, without limitation, a statement that at the end of such month there were no held checks.

3.      Annual operating budgets (including income statements, balance sheets and cash flow statements, by month) for the upcoming fiscal year of Borrower within thirty days prior to the end of each fiscal year of Borrower.

4.      Annual financial statements, as soon as available, and in any event within 120 days following the end of Borrower’s fiscal year, certified by, and with an unqualified opinion of, independent certified public accountants acceptable to Silicon.

7. ADDITIONAL PROVISIONS

(1)    Banking Relationship. Borrower shall at all times maintain its primary operating accounts with Silicon, and without limiting the generality of the foregoing, Borrower shall, at all times, maintain on deposit with Silicon an amount not less than the lesser of (i) $50,000,000, or (ii) 85% of Borrower’s total unrestricted cash, Cash Equivalents and other investments. As to any Deposit Accounts and investment accounts maintained with another institution, Borrower shall cause such institution, within 30 days after the date of this Agreement, to enter into a control agreement in form acceptable to Silicon in its good faith business judgment in order to perfect Silicon’s first-priority security interest in said Deposit Accounts and investment accounts.

(2)    Exim Agreement. The Loan and Security Agreement (Exim Program) between Silicon and ZTI dated December 30, 2002 is hereby terminated without penalty. There are presently no loans outstanding thereunder.

(3)    Cross-corporate Guaranties. Each Borrower shall concurrently execute and deliver to Silicon a Cross-Corporate Continuing Guaranty, in form and substance satisfactory to Silicon, in order to guarantee all Obligations of the other Borrower in favor of Silicon.

(4)    Subsidiary Guaranties. Borrower has caused the following companies (the “Domestic Subsidiaries”) to execute and deliver to Silicon Continuing Guaranties with respect to all of the Obligations of ZTI and Security Agreements and related documentation with respect to all of their assets:

(1) CAG Technologies, Inc.

(2) Optaphone Systems, Inc.

(3) Premisys Communications, Inc.

(4) Vpacket Communications, Inc.

(5) Xybridge Technologies, Inc.

(6) Zhone Merger Subsidiary I, Inc.

(7) Zhone Merger Subsidiary II, Inc.

(8) Zhone Technologies International, Inc.

(9) ZTI Merger Subsidiary, Inc.

(10) eLuminant Technologies, Inc. (formerly NEC eLuminant Technologies, Inc.)

Borrower shall concurrently cause all of the Domestic Subsidiaries to execute and deliver a Continuing Guaranty with respect to the Parent, on the same terms and conditions as the existing Continuing Guaranty with respect to ZTI. Borrower represents and warrants that the Domestic Subsidiaries are all of its domestic subsidiaries as of the date hereof, except for Zhone Technologies Campus, LLC, which Borrower represents and warrants is a special purpose limited liability company whose sole asset is real property utilized by Borrower and which is not permitted to guaranty the obligations of the Borrower under its agreement with its lender. In the event, in the future, the Borrower creates or acquires any additional domestic subsidiaries, Borrower shall likewise promptly cause such additional domestic subsidiaries to execute and deliver to Silicon Continuing Guaranties with respect to all of the Obligations and Security Agreements and related documentation with respect to all of their assets, the same form, and certified resolutions or other evidence of authority with respect to the execution and delivery of such Guaranties and Security Agreements. Throughout the term of this Agreement Borrower shall cause the Guaranties and Security Agreements referred to in this Section to continue in full force and effect.

(5) Sherwood Trust Financing Statement. Borrower represents and warrants that (i) Borrower’s subsidiary, Optaphone Systems,

Inc. (“Optaphone”), was acquired by Borrower in 2000, and (ii) the UCC-1 Financing Statement filed in the Office of the California Secretary of State in favor of Sherwood Trust with respect to Optaphone Systems, Ltd., a Texas limited partnership (File No. 0123660795, filed August 21, 2001) does not encumber any of Borrower’s or any of its subsidiaries’ (including Optaphone’s) assets and does not pertain to Borrower or any of its subsidiaries (including Optaphone).

Borrower:		Silicon:

ZHONE TECHNOLOGIES, INC.		SILICON VALLEY BANK

By	/s/ Kirk Misaka	By	/s/ Patrick J. O’Donnell
	President or Vice President	Title	Vice President

Borrower:

ZTI MERGER SUBSIDIARY III, INC.

By	/s/ Kirk Misaka
President or Vice President